Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD THIRD QUARTER 2017 REVENUE OF $806.2 MILLION AND INCOME FROM OPERATIONS OF $143.7 MILLION, RESULTING IN ADJUSTED EBITDA OF $107.3 MILLION, WHICH EXCEEDED GUIDANCE

WYOMISSING, PA (October 26, 2017) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National,” or the “Company”) today announced financial results for the three months ended September 30, 2017 and established 2017 fourth quarter guidance.

Timothy J. Wilmott, Chief Executive Officer, commented: “The third quarter marked another period of strong spend per visit trends across all three of our operating segments, leading to consolidated positive same facility revenue and adjusted EBITDA growth that exceeded guidance.

“The continued ramp of our newer properties and business segments has been fundamental to our recent growth and confidence in further Adjusted EBITDA expansion.  All three of our operating segments generated adjusted EBITDA margins increases over the prior year.  Our Ohio, Nevada, Massachusetts, Prairie State Gaming and Penn Interactive Ventures operations each grew third quarter adjusted EBITDA by over 10% on a year over year basis. At Plainridge Park, which recently celebrated its third year of operation, refinements in our marketing strategies are allowing us to effectively drive more profitable visitation. In Ohio, all four of our properties continue to build momentum, both with respect to top-line growth and margin improvements.  Our casinos in Columbus and Toledo are benefiting from a continued ramp in awareness and the success of our Marquee Rewards program. Toledo has also seen a resumption of revenue growth due to less road construction impacts.  Similarly, our two Ohio racinos have experienced strong market demand and continue to drive increased revenues and win per unit with their expanded machine counts.  Additionally, results continue to improve at M Resort and Tropicana Las Vegas in Nevada.”

2017 Third Quarter Financial Highlights:

•                  Net Revenues of $806.2 million exceeded guidance by $15.3 million, or 2%, as all three of the company’s operating segments generated net revenue growth during the period

•                  Income from Continuing Operations grew by $4.4 million, or 3%, to $143.7 million

•                  Adjusted EBITDA increased by $10.5 million, or 5%, to $221.8 million

•                  Adjusted EBITDA after Master Lease payments was $107.3 million - an increase of 6% or $5.7 million over the third quarter of 2016

•                  Adjusted EBITDA for the trailing four quarters from the Company’s operations not subject to the Master Lease was 14.7% of total Adjusted EBITDA, or $126.5 million, compared to 12.3%, or $104.7 million, in the prior year

•                  Third quarter 2017 adjusted EBITDA contributions from the non-Master Lease assets grew approximately 21% compared to the prior year

•                  The Company reduced traditional net debt by $60.5 million compared to June 30, 2017, while also repurchasing approximately $19 million of common shares during the quarter

Continued Improvements to Industry-Leading Margins

Wilmott continued, “Our consistency in extracting operating efficiencies drove consolidated third quarter 2017 Adjusted EBITDA margins to 27.5%, an improvement over last year when excluding volatility related to the cash-settled stock-based awards.  Notably, we remain committed to leveraging our scale, purchasing power and distribution capabilities to drive further margin improvements through ongoing refinements in procurement, marketing and labor.  To that end, we have engaged third party consultants to help us validate and quantify a new set of strategic initiatives which we expect will improve our already industry-leading property level operating margins in the coming years.  This effort encompasses both revenue and cost saving initiatives throughout the organization.  A link to a presentation describing this initiative may be found here.

Cash Flow Generation and Capital Allocation

“Penn National’s solid third quarter operating cash flows allowed the Company to reduce traditional net debt by over $60 million in the third quarter. Our traditional net debt to total Adjusted EBITDA after Master Lease payments ratio declined to approximately 2.59x at September 30, 2017 from 2.95x at December 31, 2016. We remain on pace to reduce our net traditional leverage, absent additional strategic growth activity, to the mid 2x range with total gross leverage inclusive of the Master Lease expected to be in the mid 5x range at the end of this year.

“Pursuant to our current authorization, during the 2017 third quarter, we repurchased over 847,000 shares for approximately $19 million.  Year-to-date, the Company has repurchased more than 1.25 million shares.  With the operating momentum across our business and significant and growing free cash flow, Penn National has the financial flexibility to select from a range of alternatives to further enhance shareholder value, including additional share repurchases, leverage reduction and pursuing opportunistic, accretive tuck-in acquisitions.”

2017 Third Quarter Financial Statement Impacts

•                  Corporate overhead expenses increased by $4.4 million primarily due to cash-settled stock compensation charges from a higher Penn stock price of $1.3 million, higher acquisition and development costs of $1.4 million and higher bonus accrual expense of $1.3 million due to the Company’s better overall performance against its budget;

•                  Contingent purchase price obligation benefit of $22.2 million driven by the recent resolution of the Rocket Speed earnout;

•                  Income from continuing operations includes $18.0 million of goodwill impairment charges, the majority of which was triggered by our deferred tax valuation allowance reversal;

•                  Hollywood Casino Jamul-San Diego continues to drive quarterly sequential operating improvements.  Negotiations continue with the Tribe and its other lenders to restructure their debt obligations, including our Term Loan C facility.  Based on the facts and circumstances to date, we recorded an impairment charge of $6.3 million associated with our loan;

•                  As a result of strong recent performance, future prospects, and significant levels of historical earnings, the Company reversed the majority of its valuation allowance on its deferred tax assets which resulted in a non-cash tax benefit during the quarter of $766.2 million.

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2017 Actual	2017 Guidance (3)	2016 Actual
Net revenues	$806.2	$790.9	$765.6
Net income (1)	$789.3	$18.6	$46.5
Adjusted EBITDA (2)	$221.8	$220.4	$211.3
Less: Master Lease payments	114.5	114.0	109.7
Adjusted EBITDA after Master Lease payments (2)	$107.3	$106.4	$101.6

Diluted earnings per common share	$8.43	$0.20	$0.51

(1)         Includes $766.2 million benefit from the reversal of the deferred tax asset valuation allowance reversal.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  See below for reconciliation of the difference between guidance and actual for the current quarterly period.

(3)      The guidance figures in the table above present the guidance Penn National provided on July 27, 2017 for the three months ended September 30, 2017.

Review of Third Quarter 2017 Results vs. Guidance

	Three Months Ended September 30, 2017

	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$33,731	$18,552

Adjusted EBITDA variances:
Favorable operating segment variance	2,860	2,003
Cash-settled stock-based awards variance	(1,583)	(1,006)
Other variance	70	44
	1,347	1,041

Net contingent liability variance, mostly due to Rocket Speed	21,151	13,406
Impairment of goodwill primarily due to deferred tax valuation allowance reversal	(18,026)	(11,501)
Impairment of Jamul note receivable	(6,291)	(3,997)
Interest expense variance	(1,537)	(976)
Other variance	(99)	(69)
Tax variance primarily due to deferred tax valuation allowance reversal		772,884
Income, as reported	$30,276	$789,340

(1)         The guidance figure in the table above presents the guidance Penn National provided on July 27, 2017 for the three months ended September 30, 2017.

Financial Guidance for the 2017 Fourth Quarter and Full Year:

Reflecting the current operating and competitive environment, the table below sets forth fourth quarter and updates full year 2017 guidance targets for financial results based on the following assumptions:

•                  MGM National Harbor opened on December 8, 2016, impacting Hollywood Casino at Charles Town Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Does not anticipate any Adjusted EBITDA contribution from the Company’s agreements with Jamul Indian Village;

•                  Full year corporate overhead expenses of $89.0 million, with $18.0 million to be incurred in the fourth quarter;

•                  Depreciation and amortization charges of $268.6 million, with $62.9 million in the fourth quarter;

•                  Full year payments to GLPI of $455.2 million (inclusive of $6.0 million attributable to the Tunica assets acquired in the 2017 second quarter), with $114.4 million in the fourth quarter;

•                  Maintenance capital expenditures of $78.1 million, with $31.5 million in the fourth quarter;

•                  Cash interest on traditional debt of $56.3 million, with $8.3 million in the fourth quarter;

•                  Interest expense of $466.8 million, with $116.8 million in the fourth quarter, inclusive of interest expense related to the Master Lease financing obligation with GLPI;

•                  Our rent coverage ratio for year four of the Master Lease at September 30, 2017 is 1.83 and we expect to incur a rent escalation of $4.0 million at October 31, 2017, which is the conclusion of year four of the Master Lease, of which $0.7 million will be incurred in 2017 and is reflected in interest expense;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.8 million, with $1.3 million to be incurred in the fourth quarter;

•                  Estimated non-cash stock compensation expenses of $7.8 million, with $2.0 million to be incurred in the fourth quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 92.9 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
	2017 Guidance	2016 Actual	2017 Revised Guidance	2017 Prior Guidance (1)	2016 Actual
	(in millions, except per share data)
Net revenues	$756.6	$742.9	$3,135.6	$3,120.3	$3,034.4

Net income	$16.2	$5.0	$827.7	$54.2	$109.3
Income tax provision	6.6	2.2	(744.0)	34.6	11.3
Other	—	(0.3)	25.6	25.4	1.7
Income from unconsolidated affiliates	(5.1)	(2.7)	(19.4)	(19.7)	(14.3)
Interest income	(0.2)	(4.1)	(3.4)	(3.3)	(24.2)
Interest expense	116.8	113.7	466.8	465.2	459.2
Income from operations	$134.3	$113.8	$553.3	$556.4	$543.0
Loss (gain) on disposal of assets	0.2	1.0	0.3	0.3	(2.5)
Impairment losses	—	—	30.0	5.6	—
Insurance recoveries	—	—	—	—	(0.7)
Charge for stock compensation	2.0	2.3	7.8	8.1	6.9
Contingent purchase price	0.3	2.4	(16.5)	4.7	1.3
Depreciation and amortization	62.9	71.1	268.6	266.7	271.2
Income from unconsolidated affiliates	5.1	2.7	19.4	19.7	14.3
Non-operating items for Kansas JV	1.3	2.6	5.8	5.9	10.3
Adjusted EBITDA	$206.1	$195.9	$868.7	$867.4	$843.8
Master Lease payments	(114.4)	(110.4)	(455.2)	(454.8)	(442.3)
Adjusted EBITDA, after Master Lease payments	$91.7	$85.5	$413.5	$412.6	$401.5

Diluted earnings per common share	$0.17	$0.05	$8.91	$0.59	$1.19

(1)         The guidance figures in this column in the table above present the guidance Penn National provided on July 27, 2017 for the full year ended December 31, 2017.  Our revised full year guidance includes the current quarter actual results.

(2)         The guidance table above includes prior period actual performance for the comparative period.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$401,818	$395,748	$106,575	$101,752	$127,644	$124,421
South/West (2)	160,153	135,169	4,772	19,337	35,046	28,506
Midwest (3)	232,051	221,172	60,005	56,343	76,044	71,644
Other (4)	12,225	13,508	(27,689)	(38,132)	(16,947)	(13,311)
Total	$806,247	$765,597	$143,663	$139,300	$221,787	$211,260

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016	2017	2016
Northeast (1)	$1,200,382	$1,190,469	$317,327	$306,368	$384,094	$374,165
South/West (2)	453,123	411,245	51,952	72,944	106,436	99,703
Midwest (3)	685,236	662,506	180,818	172,013	229,640	219,900
Other (4)	40,193	27,250	(131,158)	(122,157)	(57,535)	(45,843)
Total	$2,378,934	$2,291,470	$418,939	$429,168	$662,635	$647,925

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and 1st Jackpot Casino Tunica (f/k/a Bally’s Casino Tunica) and Resorts Casino Tunica, which were acquired on May 1, 2017, as well as our management contract with Hollywood Casino Jamul-San Diego, which opened on October 10, 2016.  The South/West segment Adjusted EBITDA includes contributions from our May 1, 2017 acquisition of 1st Jackpot/Resorts in Tunica. It also includes impairment charges of $21.1 million and $26.7 million for the three and nine months ended September 30, 2017.  Our South/West segment results for the nine months ended September 30, 2016 include a $3.5 million benefit from a litigation settlement gain at the Tropicana Las Vegas, which is partially offset by severance charges and gaming floor disruption.  The South/West segment year-to-date results for the prior year also include additional expenses of $1.6 million, which is primarily due to insurance accrual adjustments.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.  During the three months ended September 30, 2017, Penn Interactive Ventures settled the contingent purchase price obligation for Rocket Speed which resulted in a $22.2 million benefit

The Other category also includes the Company’s corporate overhead costs, which were $21.0 million and $71.0 million for the three and nine months ended September 30, 2017, respectively, as compared to corporate overhead costs of $16.6 million and $51.2 million for the three and nine months ended September 30, 2016, respectively.  See table below for reconciliation of corporate overhead variances.

Corporate Overhead Variance Reconciliation

	Three Months Ended	Nine Months Ended
	September 30,
	(in millions)

Cash-settled, stock-based compensation	$1.3	$13.8
Development and acquisition costs	1.4	2.7
Bonus expense	1.3	2.9
Other	0.4	0.4
Year over year variance	$4.4	$19.8

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Net income	$789,340	$17,079	$5,104	$5,032	$46,535
Income tax provision (benefit)	(759,064)	6,225	2,198	2,242	(9,473)
Other (1)	236	173	25,183	(299)	(404)
Income from unconsolidated affiliates	(4,781)	(5,021)	(4,548)	(2,675)	(3,505)
Interest income	(304)	(235)	(2,646)	(4,147)	(8,202)
Interest expense	118,236	116,768	114,996	113,695	114,349
Income from operations	$143,663	$134,989	$140,287	$113,848	$139,300
Loss (gain) on disposal of assets	96	52	(45)	969	(2,781)
Charge for stock compensation	1,853	1,801	2,173	2,317	1,517
Contingent purchase price	(20,716)	1,362	2,560	2,388	(30)
Impairment charges (2)	24,317	5,635	—	—	—
Depreciation and amortization	66,483	68,969	70,236	71,109	67,903
Insurance recoveries	—	—	—	—	(726)
Income from unconsolidated affiliates	4,781	5,021	4,548	2,675	3,505
Non-operating items for Kansas JV	1,310	1,309	1,951	2,598	2,572
Adjusted EBITDA	$221,787	$219,138	$221,710	$195,904	$211,260
Master Lease payments	(114,489)	(113,968)	(112,450)	(110,420)	(109,710)
Adjusted EBITDA, after Master Lease payments	$107,298	$105,170	$109,260	$85,484	$101,550

(1)         March 31, 2017 figures include debt extinguishment and financing charges of $25.1 million.

(2)         The Company’s goodwill was tested for impairment during the third quarter, before the next annual impairment test date October 1, 2017, due to a significant tax valuation allowance reversal which resulted in an increase to the carrying amounts of some of its reporting units.  In accordance with ASC 805 “Business Combinations”, the Company’s allocation of purchase price for Tropicana Las Vegas, which was acquired in August 2015, included a significant amount of net operating losses which at that time required a full valuation allowance resulting in the recording of goodwill in the amount of $14.8 million.  As of September 30, 2017, Tropicana Las Vegas failed the quantitative goodwill impairment test, due to the reversal of the Company’s tax valuation allowance.  As a result, the Company determined that the goodwill for the Tropicana Las Vegas reporting unit was fully impaired and as such has recorded an impairment charge of $14.8 million within its South/West segment.  Additionally, the Company’s Sanford Orlando Kennel Club reporting unit within the Other category failed the quantitative goodwill impairment test as of September 30, 2017, and, as such, a partial impairment charge of $3.2 million was recorded.  Finally, impairment charges of $6.3 million and $5.6 million for the three months ended September 30, 2017 and the three months ended June 30, 2017, respectively, were recorded against the Company’s loan to the Jamul Tribe.

	Nine Months Ended
	September 30,
	2017	2016
Net income	$811,523	$104,278
Income tax provision	(750,641)	9,065
Other (1)	25,592	1,978
Income from unconsolidated affiliates	(14,350)	(11,662)
Interest income	(3,185)	(20,039)
Interest expense	350,000	345,548
Income from operations	$418,939	$429,168
Gain (loss) on disposal of assets	103	(3,440)
Charge for stock compensation	5,827	4,554
Contingent purchase price	(16,794)	(1,111)
Impairment charges	29,952	—
Depreciation and amortization	205,688	200,105
Insurance recoveries	—	(726)
Income from unconsolidated affiliates	14,350	11,662
Non-operating items for Kansas JV	4,570	7,713
Adjusted EBITDA	$662,635	$647,925
Master Lease payments	(340,907)	(331,867)
Adjusted EBITDA, after Master Lease payments	$321,728	$316,058

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended September 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$106,575	$4,772	$60,005	$(27,689)	$143,663
Charge for stock compensation	—	—	—	1,853	1,853
Impairment losses	—	21,111	—	3,206	24,317
Depreciation and amortization	19,661	9,224	9,560	28,038	66,483
Contingent purchase price	1,480	—	(44)	(22,152)	(20,716)
(Gain) loss on disposal of assets	(72)	(61)	56	173	96
Income (loss) from unconsolidated affiliates	—	—	5,157	(376)	4,781
Non-operating items for Kansas JV (1)	—	—	1,310	—	1,310
Adjusted EBITDA	$127,644	$35,046	$76,044	$(16,947)	$221,787

Three Months Ended September 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$101,752	$19,337	$56,343	$(38,132)	$139,300
Charge for stock compensation	—	—	—	1,517	1,517
Depreciation and amortization	22,975	9,097	9,593	26,238	67,903
Contingent purchase price	(293)	—	—	263	(30)
Loss (gain) on disposal of assets	(13)	72	64	(2,904)	(2,781)
Insurance recoveries	—	—	(726)	—	(726)
Income from unconsolidated affiliates	—	—	3,798	(293)	3,505
Non-operating items for Kansas JV (1)	—	—	2,572	—	2,572
Adjusted EBITDA	$124,421	$28,506	$71,644	$(13,311)	$211,260

Nine Months Ended September 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$317,327	$51,952	$180,818	$(131,158)	$418,939
Charge for stock compensation	—	—	—	5,827	5,827
Impairment losses	—	26,746	—	3,206	29,952
Depreciation and amortization	64,209	27,794	28,739	84,946	205,688
Contingent purchase price	2,662	—	(19)	(19,437)	(16,794)
(Gain) loss on disposal of assets	(104)	(56)	85	178	103
Income (loss) from unconsolidated affiliates	—	—	15,447	(1,097)	14,350
Non-operating items for Kansas JV	—	—	4,570	—	4,570
Adjusted EBITDA	$384,094	$106,436	$229,640	$(57,535)	$662,635

Nine Months Ended September 30, 2016

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$306,368	$72,944	$172,013	$(122,157)	$429,168
Charge for stock compensation	—	—	—	4,554	4,554
Depreciation and amortization	69,177	26,701	28,621	75,606	200,105
Contigent purchase price	(1,374)	—	—	263	(1,111)
(Gain) loss on disposal of assets	(6)	58	18	(3,510)	(3,440)
Insurance recoveries	—	—	(726)	—	(726)
Income (loss) from unconsolidated affiliates	—	—	12,261	(599)	11,662
Non-operating items for Kansas JV	—	—	7,713	—	7,713
Adjusted EBITDA	$374,165	$99,703	$219,900	$(45,843)	$647,925

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues
Gaming	$691,028	$654,591	$2,033,263	$1,974,618
Food, beverage, hotel and other	153,833	147,554	453,722	429,792
Management service and licensing fees	3,550	3,130	8,809	8,567
Reimbursable management costs	6,679	5,965	19,824	8,820
Revenues	855,090	811,240	2,515,618	2,421,797
Less promotional allowances	(48,843)	(45,643)	(136,684)	(130,327)
Net revenues	806,247	765,597	2,378,934	2,291,470

Operating expenses
Gaming	350,847	336,669	1,028,056	1,011,187
Food, beverage, hotel and other	107,057	102,110	313,363	302,062
General and administrative	107,201	114,376	363,112	340,854
Depreciation and amortization	66,483	67,903	205,688	200,105
Reimbursable management costs	6,679	5,965	19,824	8,820
Impairment charges	24,317	—	29,952	—
Insurance recoveries	—	(726)	—	(726)
Total operating expenses	662,584	626,297	1,959,995	1,862,302
Income from operations	143,663	139,300	418,939	429,168

Other income (expenses)
Interest expense	(118,236)	(114,349)	(350,000)	(345,548)
Interest income	304	8,202	3,185	20,039
Income from unconsolidated affiliates	4,781	3,505	14,350	11,662
Loss on early extinguishment of debt	—	—	(23,390)	—
Other	(236)	404	(2,202)	(1,978)
Total other expenses	(113,387)	(102,238)	(358,057)	(315,825)

Income from operations before income taxes	30,276	37,062	60,882	113,343
Income tax provision	(759,064)	(9,473)	(750,641)	9,065
Net income	$789,340	$46,535	$811,523	$104,278

Earnings per common share:
Basic earnings per common share	$8.68	$0.52	$8.93	$1.16
Diluted earnings per common share	$8.43	$0.51	$8.74	$1.14

Weighted-average common shares outstanding:
Basic	90,913	83,065	90,865	81,917
Diluted	93,589	91,422	92,903	91,330

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Cash and cash equivalents	$264,907	$224,399	$259,488	$229,510

Bank Debt	$798,608	$812,002	$896,439	$962,703
Notes	399,229	399,208	399,227	296,895
Other long term obligations (1)	120,855	127,488	127,437	155,936
Total Traditional Debt	$1,318,692	$1,338,698	$1,423,103	$1,415,534

Traditional net debt	$1,053,785	$1,114,299	$1,163,615	$1,186,024

(1)         Other long-term obligations at September 30, 2017 include $105.4 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.8 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

The Company’s definition of Adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and nine months ended September 30, 2017 and 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Cash flow distributions	$8,200	$8,150	$21,200	$21,500

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Master Lease rental payments	114,489	109,710	340,907	331,867
Cash income tax (refunds)/payments	(15,793)	413	(21,452)	(11,720)
Cash interest expense on traditional debt	22,927	12,242	47,429	44,457
Maintenance capital expenditures	18,344	18,888	46,631	51,431

Share Repurchase Program

During the 2017 third quarter, Penn National repurchased 847,263 shares of its common stock at an average price of $22.41 per share.  In the nine month period ended September 30, 2017, the Company repurchased a total of 1,264,149 common shares for $24,770,470.  As a result, Penn National has the authority to repurchase an additional $75.2 million by February 2019.  Any future share repurchases will be made in open market or private transactions at prevailing market prices.

Reconciliation of GAAP to Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA is used by management as an important measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA as an important measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease payments to GLPI. Finally, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Management Presentation, Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  During the call, management will review a presentation describing its margin initiatives which may be accessed here.  The conference call number is 212/231-2909. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  We have also recently expanded into social online gaming offerings via our Penn Interactive Ventures, LLC division and our recent acquisition of Rocket Speed, Inc.  At September 30, 2017, the Company operated twenty-nine facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.  At September 30, 2017, in aggregate, Penn National Gaming operated approximately 36,700 gaming machines, 820 table games and 4,800 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather;  changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; with respect to Hollywood Casino Jamul-San Diego, particular risks associated with the repayment, default or subordination of our loans to the Jamul Indian Village Development Corporation (“JIV”), the subordination of our management and intellectual property license fees (including the prohibition on payment of those fees during any default under JIV’s credit facilities), sovereign immunity, local opposition (including several pending lawsuits), access, and the impact of well-established regional competition on property performance; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our social and other interactive gaming endeavors, including our acquisition of Rocket Speed, Inc., risks related to the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative new games that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to recent acquisitions of additional assets and the integration of such acquisitions, potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our recent acquisitions in Tunica, risks related to the successful integration of such acquisitions and our ability to realize potential synergies or projected financial results from such acquisitions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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